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                                                                     EXHIBIT 21

SUBSIDIARIES OF FALCON DRILLING COMPANY, INC.

Double Eagle Marine, Inc. (Louisiana)

Eilert-Olsen Investments, Inc. (Texas)

Falcon Drilling Management, Inc. (Delaware)

Falcon Inland, Inc. (Delaware)

Falcon Offshore, Inc. (Delaware)

Falcon Services Company, Inc. (Delaware) (Also d/b/a Falcon Drilling Company)

Falcon Workover Company, Inc. (Delaware) (Also d/b/a Blake Workover & Drilling
   Company)

Falcon Drilling Holdings, L.P. (Delaware)

Falcon Drilling De Venezuela, Inc. (Delaware)

Falcon Atlantic Ltd. (Cayman Islands)

Falcon Drilling (S.E.A.) Pte. Ltd. (Singapore)

Falcon Drilling Do Brasil, Ltda. (Brazil)

Falrig Offshore (USA), L.P. (Delaware)

Falrig Offshore Partners (Texas)

Falrig Offshore, Inc. (Delaware)

Kestrel Offshore, Inc. (Delaware)

Perforaciones Falrig De Venezuela C.A. (Venezuela)

Raptor Exploration Co., Inc. (Delaware)